FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-12

From:  Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) [REDACTED]

Sent:  Monday, July 24, 2017 12:17 PM

Subject:  CD 2017-CD5 -- Final Pricing Details (Public)

CD 2017-CD5 -- Final Pricing Details (Public)

802.140mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners:  Citigroup Global Markets Inc., Deutsche Bank Securities Inc.

Co-Manager:  Drexel Hamilton, LLC

Class	Moody’s/Fitch/KBRA	Size($mm)	WAL(yr)	Spread	Coupon	Yield	Price
A-1	Aaa(sf)/AAAsf/AAA(sf)	32.096	2.92	S+31	2.028	2.009	99.99914
A-2	Aaa(sf)/AAAsf/AAA(sf)	70.987	4.92	S+48	3.025	2.365	102.99541
A-3	Aaa(sf)/AAAsf/AAA(sf)	225.000	9.75	S+86	3.171	3.058	100.99369
A-4	Aaa(sf)/AAAsf/AAA(sf)	252.232	9.84	S+88	3.431	3.082	102.99598
A-AB	Aaa(sf)/AAAsf/AAA(sf)	47.057	7.27	S+70	3.220	2.761	102.99403
A-S	Aa3(sf)/AAAsf/AAA(sf)	103.068	9.92	S+113	3.684	3.335	102.99526
B	NR/AA-sf/AAsf)	39.211	9.92	S+140	3.956	3.605	102.99433
C	NR/A-sf/A-(sf)	32.489	9.92	S+165	4.310	3.855	102.99502

Collateral Summary
Initial Pool Balance:	$931.649mm
Number of Mortgage Loans:	48
Number of Mortgaged Properties:	134
Average Cut-off Date Mortgage Loan Balance:	$19.409mm
Weighted Average Mortgage Interest Rate:	4.20983%
Weighted Average Remaining Term to Maturity/ARD (months):	113
Weighted Average Remaining Amortization Term (months):	348
Weighted Average Cut-off Date LTV Ratio:	54.6%
Weighted Average Maturity Date/ARD LTV Ratio:	49.2%
Weighted Average Underwritten Debt Service Coverage Ratio:	2.25x
Weighted Average Debt Yield on Underwritten NOI:	11.7%
% of Mortgaged Properties with Single Tenants:	8.9%
% of Mortgage Loans with Mezzanine and Subordinate Debt:	11.9%

Property Type:	24.6% Mixed Use, 21.7% Hospitality, 19.4% Office, 17.0% Retail, 8.0% Self Storage, 6.6% Industrial, 2.8% Multifamily

Top 5 States:	25.5% NY, 22.6% CA, 8.6% TX, 5.9% IL, 4.8% LA

Risk Retention:	Combination of Vertical (Citi and DB) and Horizontal (Rialto)

Master Servicer:	Wells Fargo Bank, NA
Special Servicer:	Rialto Capital Advisors, LLC
Operating Advisor:	Park Bridge Lender Services LLC
Controlling Class Rep:	RREF III-D AIV RR, LLC
Trustee:	Wilmington Trust, NA
Cert. Administrator:	Citibank, NA

Anticipated Timing:

Anticipated Closing:	August 15th, 2017

IMPORTANT NOTICE REGARDING THIS OFFERING OF ASSET-BACKED SECURITIES

THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE RISK RETENTION CONSULTATION PARTIES, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, the depositor, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., or any other underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

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